Exhibit 99.1

BioCardia Doses First Patient in CardiALLO Phase I/II Clinical Trial of BCDA-03 Allogeneic Mesenchymal Stem Cells for the Treatment of Ischemic Heart Failure of Reduced Ejection Fraction

December 19, 2023

SUNNYVALE, Calif. – BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announced that the first patient was enrolled and treated in its CardiALLO™ Allogeneic Mesenchymal Cell Therapy Phase I/II trial for the treatment of patients with New York Heart Association Class II and III ischemic heart failure of reduced ejection fraction (HFrEF). These “off the shelf” mesenchymal stem cells (MSC) utilized for the study treatment are immunomodulatory with potential for impact on inflammatory processes in heart failure and have been shown to release multiple critical angiogenic factors that can enhance microvascular function and capillary networks in ischemic tissues. They are closely related to the MSC used in our previous experience with HFrEF patients, which demonstrated significant and durable reduction in infarct size and enhanced left ventricular ejection fraction following a single dose.

The first patient was enrolled at the Division of Cardiovascular Medicine, University of Florida at Gainesville under the leadership of Dr. Carl Pepine, MD, Professor of Medicine as the trial’s National Principal Investigator, and Dr. David Anderson, MS, MD, Professor of Medicine and Director of Interventional Cardiology and Cardiac Catheterization Lab, as the treating physician and study site’s Principal Investigator.

“Ischemic heart failure is a common outcome in people who have had previous vascular disease and patients are at increased risk for accelerated decline and serious complications associated with their condition,” said Debby Holmes Higgin, BioCardia’s Vice President of Clinical. “CardiALLO mesenchymal stem cell therapy offers the potential of a one-time treatment to provide immune modulation and paracrine signaling benefits to the microvasculature as a treatment to improve patient outcomes.”

The CardiALLO MSC study is a dose escalation Phase I safety study to be followed by a Phase II randomized double-blind controlled study to assess therapeutic benefit or efficacy. In Phase I, the study calls for at least nine New York Heart Association Class II or III HFrEF patients to be initially enrolled, with an additional 60 patients enrolled in Phase II. For Phase I, three patients are to be treated at each of three escalating doses, 20 million cells, 100 million cells, and 200 million cells, using BioCardia’s minimally invasive Helix catheter delivery system which enters the heart through a blood vessel. A two-week waiting period between each dose cohort is built into the study design with a formal Data Safety Monitoring Board review following each dose. These proprietary CardiALLO human cells and their dedicated proprietary catheter delivery system are manufactured at BioCardia’s facility in Sunnyvale, California.

“The initiation of the CardiALLO MSC clinical trial for HFrEF is a significant milestone in our efforts to improve patients’ lives through the development of new treatments that target the underpinnings of heart disease,” said Peter Altman, Ph.D., BioCardia’s President and CEO. “We are grateful for the support of study sites, patients and families who are actively engaged with BioCardia in our efforts to explore the potential of BCDA-03 as a novel treatment for ischemic HFrEF. We look forward to continuing this close partnership as we actively enroll additional patients in the CardiALLO MSC Study. Similar to our autologous CardiAMP cell therapy, which this allogenic cell therapy compliments, there are no requirements for immunosuppression, antiarrhythmic drugs, or open chest surgery.”

This study follows BioCardia’s three previous co-sponsored clinical trials with MSCs in ischemic heart failure: TACHFT1, POSEIDON2 and TRIDENT3. These trials included 93 patients treated with culture expanded MSCs or dedicated controls using the Helix delivery system with no observed treatment emergent serious adverse events. The CardiALLO MSC trial builds on the compelling early signals for benefit demonstrated in these previous trials.

Anticipated 2023 Q4 Milestones:

●	Helix Biotherapeutic Delivery System Update on Licensing / Partnerships

References:

1.	The Transendocardial Autologous Cells (hMSC or hBMC) in Ischemic Heart Failure Trial (TAC-HFT, NCT00768066),
2.	The Percutaneous Stem Cell Injection Delivery Effects on Neomyogenesis Pilot Study (POSEIDON, NCT01087996),
3.	The Transendocardial Stem Cell Injection Delivery Effects on Neomyogenesis Study (TRIDENT, NCT 02013674)

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also acts as a biotherapeutic delivery partner supporting therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. For more information visit: www.BioCardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to the mechanisms of action of the CardiALLO MSC therapy, future enrollment in our ongoing clinical trial, anticipated milestones and events, the likelihood of safety and patient benefit, and the ultimate success of our clinical cell therapy programs. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120